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                                                                     EXHIBIT 8.1

                         [Weil, Gotshal & Manges, LLP]

                                February 17, 1999

Chancellor Media Corporation
300 Crescent Court
Suite 600
Dallas, Texas 75201


Ladies & Gentlemen:

                  You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of Ranger Equity Holdings Corporation, a Delaware corporation ("LIN"), with and into Chancellor Media Corporation, a Delaware corporation ("Chancellor").

                  In formulating our opinion, we have examined such documents as we deemed appropriate, including the Agreement and Plan of Merger dated as of July 7, 1998 (the "Merger Agreement"), between LIN and Chancellor, the Proxy Statement (the "Proxy Statement") filed by Chancellor with the Securities and Exchange Commission (the "SEC") and the Registration Statement filed on Form S-4, as filed by Chancellor with the SEC on February 17, 1999, in which the Proxy Statement is included as a prospectus (with all the amendments thereto, the "Registration Statement"). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of Chancellor and LIN.

                  Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement, the Proxy Statement and the Registration Statement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement, the Proxy Statement and the Registration Statement, and (3) the accuracy of (i) the factual representations made by Chancellor which are set forth in the Certificate delivered to us by Chancellor, dated the date hereof; (ii) the factual representations made by LIN which are set forth in the Certificate delivered to us by LIN, dated the date hereof and (iii) the factual representations made by Ranger Equity Partners, L.P. which are set forth in the Certificate delivered to us by Ranger Equity Partners, L.P., dated the date hereof.


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Chancellor Media Corporation
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                  Based upon the facts and statements set forth above, our
examination and review of the documents referred to above and subject to the assumptions set forth above, we are of the opinion that for federal income tax purposes:

                  1. The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                  2. Each of Chancellor and LIN will be a party to the reorganization within the meaning of Section 368(b) of the Code.

                  3. No gain or loss will be recognized by Chancellor or LIN as a result of the Merger.

                  Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger or any inaccuracy of the statements, facts, assumptions and representations on which we have relied, may affect the validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.



                                     Very truly yours,

                                     /s/ WEIL, GOTSHAL & MANGES LLP